        Exhibit 5.1

May 22, 2024

Board of Directors
ProAssurance Corporation

Re:    SECURITIES AND EXCHANGE COMMISSION FORM S-8 REGISTRATION STATEMENT FOR THE PROASSURANCE CORPORATION 2024 EQUITY INCENTIVE PLAN

Gentlemen:

    As counsel to ProAssurance Corporation (“ProAssurance”), we have been requested to render the following opinion to you with regard to the legality of the securities being registered under the Registration Statement (Form S-8) pertaining to the ProAssurance Corporation 2024 Equity Incentive Plan.

    In connection with this opinion, we have reviewed the ProAssurance Corporation 2024 Equity Incentive Plan (the “Plan”) and the Registration Statement of ProAssurance on Form S-8 (including all exhibits thereto) (the “Registration Statement”). In addition, we have reviewed and are familiar with the Certificate of Incorporation and By-laws of ProAssurance, as each has been amended, and the minutes of the proceedings of the Board of Directors and Stockholders of ProAssurance, including specifically the written consent of the Board of Directors on March 6, 2024 and the minutes of the meeting of the Board of Directors held on May 22, 2024, and the minutes of the meeting of the Stockholders held on May 22, 2024. We have also considered such matters of law as we have deemed appropriate as a basis for our opinion set forth below.

    In rendering the opinions set forth herein, we have relied upon, and assumed the accuracy of the certificates and other statements, documents, records, and papers with respect to the factual matters set forth therein, and we assume the genuineness of all signatures and the authenticity of all documents submitted to us as originals in the conformity to original documents of all documents submitted to us as certified or photostatic copies in the legal capacity of all natural persons.

    Based on the foregoing, we are of the opinion, as of the date hereof, that the shares of ProAssurance Common Stock reserved for issuance under the Plan have been duly authorized and, when so issued, will be validly issued, fully paid and non-assessable.

    The law covered by the opinions expressed herein is limited to the Federal law of the United States, the law of the State of Alabama, and the corporate laws of the State of Delaware.

    This letter may be relied upon by you only in connection with the transactions contemplated by the filing of the Registration Statement (Form S-8) and may not be used or relied upon by any other person for any purpose whatsoever, other than in connection with regulatory requirements or response to court order, without in each instance, our prior written consent.

    We consent to the reference to our firm in the Registration Statement.

                                    Very truly yours,

                                    /s/ Burr & Forman LLP

                                    BURR & FORMAN LLP